Glowpoint Announces Registered Direct Offering of Series C Convertible Preferred Stock

DENVER, CO, January 22, 2018 - Glowpoint, Inc. (“Glowpoint” or the “Company”) (NYSE American: GLOW), a managed service provider of video collaboration and network applications, announced today that it has agreed to sell 1,750 shares of its 0% Series C Convertible Preferred Stock (the “Series C Preferred Stock”) in a registered direct offering for total gross proceeds to the Company of $1,750,000. The shares of Series C Preferred Stock have an offering price equal to their stated value of $1,000 per share and are convertible into shares of the Company’s common stock at a conversion price of $0.30 per share, subject to customary adjustments.

The net proceeds, after estimated expenses of the offering payable by the Company, are expected to be approximately $1.55 million. The Company expects to close the offering on or about January 24, 2018, subject to the satisfaction of customary closing conditions. The Company expects to use the net proceeds from the offering (i) to repay all outstanding obligations under and retire its Business Loan and Security Agreement with Super G Capital, LLC (“Super G”), dated July 31, 2017, including cancellation of Super G’s warrant for 550,000 shares of the Company’s common stock, and (ii) for general corporate purposes, which may include working capital, capital expenditures and other corporate expenses. No placement agent or broker dealer was used or participated in the offering of the shares of Series C Preferred Stock.

A shelf registration statement on Form S-3 (File No. 333-209013) relating to the shares of Series C Preferred Stock being offered was declared effective by the Securities and Exchange Commission (the “SEC”) on January 28, 2016. The offering will be made only by means of a prospectus supplement and an accompanying prospectus filed as part of the Company’s effective shelf registration statement filed with the SEC on Form S-3. Copies of the prospectus supplement and accompanying prospectus relating to this offering, when available, may be obtained from the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Glowpoint
Glowpoint, Inc. (NYSE American: GLOW) is a managed service provider of video collaboration and network applications. Our services are designed to provide a comprehensive suite of automated and concierge applications to simplify the user experience and expedite the adoption of video as the primary means of collaboration. Our customers include Fortune 1000 companies, along with small and medium enterprises in a variety of industries. To learn more please visit www.glowpoint.com.

Forward looking and cautionary statements
Forward-looking statements in this press release and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: whether or not Glowpoint will be able to raise capital through this offering or consummate this offering, the satisfaction of customary closing conditions, prevailing market conditions, the anticipated use of proceeds from the offering and the impact of general economic industry or political conditions in the United States or globally. A list and description of these and other risk factors can be found in the Company’s Annual Report on Form 10-K for the year ending December 31, 2016. We make no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

INVESTOR CONTACT:
Investor Relations
Glowpoint, Inc.
+1 303-640-3840
investorrelations@glowpoint.com
www.glowpoint.com